Exhibit 10.1

SEPARATION AGREEMENT

This SEPARATION AGREEMENT (the “Agreement”) is entered into as of September 9, 2020 (the “Effective Date”), by and between RAJASEKHAR MENON, an individual residing in Manatee County, Florida (“Menon”), and HELIOS TECHNOLOGIES, INC. (together with its subsidiaries, the “Company”), a Florida corporation.

W I T N E S E T H:

WHEREAS, Menon has elected to terminate his employment with the Company pursuant to a voluntary resignation and the Compensation Committee of the Board of Directors has determined that Menon shall be afforded the separation benefits as set forth in the Executive Officer Severance Agreement dated June 14, 2019 (“Severance Agreement”); and

WHEREAS, the Company and Menon have agreed upon the terms for an orderly transition and the continuation of certain services by Menon, as hereinafter set forth;

NOW, THEREFORE, in consideration of the mutual agreements contained herein, Menon and the Company (individually, each a “Party” and collectively, the “Parties”), intending to be legally bound hereby, agree as follows:

1.Separation from Service.

a. On September 25, 2020 (“Separation Date”), Menon’s employment shall terminate as the President CVT and Menon shall submit to the Company’s Secretary his resignation, in the form provided by the Company, from all positions with the Company and its Affiliates, including any and all positions held at subsidiaries of the Company.

b.As required by Section 3(b) of the Severance Agreement, promptly after the Effective Date, Menon shall return to the Company all copies, whether in written, electronic or other form or media, of the Company’s Proprietary Information, or destroy (at Menon’s option) all such copies and promptly confirm in writing to the Company that such Proprietary Information has been destroyed. In addition, Menon shall also return or destroy (at Menon’s option) all copies of any notes, analyses, compilations, reports, forecasts, studies, samples, data, statistics, summaries, interpretations and other materials prepared by or for Menon that contain, are based on, or otherwise reflect or are derived from, in whole or in part, the Company’s Proprietary Information, and promptly confirm in writing to the Company that such copies have been destroyed. Additionally, promptly after the Effective Date, Menon shall return to the Company all property belonging to the Company.

2.Transition Period. From the Effective Date until the first anniversary thereof, Menon shall perform transition services as requested by the Company’s Board or its Chief Executive Officer. Without limiting the foregoing, during such one-year period, Menon shall cooperate with the Company in the transition of his responsibilities to other officers and shall undertake all actions in connection therewith reasonably requested by the Company. The Parties agree that such services shall be nominal and primarily require information exchanges, introductions to third parties and responses to other requests that can generally be handled remotely by Menon. Menon agrees and covenants that, he shall, to the extent reasonably requested in writing by the Company, cooperate in good faith with and assist the Company in the pursuit or defense of any claim, administrative charge, or cause of action by or against the Company or any of its subsidiaries or affiliates as to which Menon, by virtue of his employment with the Company, has relevant knowledge or information, including by acting as the Company’s representative in any such proceeding and, without the necessity of a subpoena, providing truthful testimony in any jurisdiction or forum. The Company shall reimburse Menon for his reasonable out-of-pocket expenses in complying with this Section.

a.Compensation. Upon receipt of Menon’s resignations as required by Section 1(a), and subject to the terms of this Agreement, including but not limited to the satisfaction of the requirements in Section 3, the Company shall be obligated to timely pay all compensation and benefits as outlined in Paragraph 5 of the Severance Agreement and as further set forth in Exhibit A attached hereto and incorporated by reference herein. The parties have agreed that in lieu of the continued benefit coverages set forth in Paragraph 5(a)(iii) of the Severance Agreement, the Company will make a lump sum payment to Menon in the amount of Twenty Four Thousand One Hundred Sixty Nine Dollars ($24,169), less applicable withholdings as required by law.  The Severance Agreement is attached hereto as Exhibit B and incorporated by reference herein. In addition, the equity award granted pursuant to the Special Retention Restricted Stock Unit Agreement dated April 27, 2020 shall vest one year from the Separation Date.  In the event the company intends to cease any payments to Menon under this Agreement, the Company shall inform Menon of such intent and provide Menon seven (7) calendar days to cure any breach that would result in the Company suspending any payments under the Agreement. The Company shall have all rights and remedies available to it in the event Menon fails to cure within the seven (7) day period.

3.Restrictive and Other Affirmative Covenants. Menon acknowledges and reaffirms the restrictive covenants set forth in the Restricted Stock Unit Agreements dated April 1, 2019, and February 28, 2020 (“RSU Agreements”) which shall remain in full force and effect. For the avoidance of doubt, the Restricted Period as defined in the RSU Agreements shall commence on September 12, 2020 and terminate on September 11, 2021.

4.Independent Obligations. It is understood by and between the Parties hereto that the foregoing covenants by Menon contained in Section 3 of this Agreement shall be construed to be agreements independent of any other element of Menon’s employment with the Company. The existence of any claim or cause of action, whether predicated on any other provision in this Agreement, or otherwise, as a result of the relationship between the Parties shall not constitute a defense to the enforcement of the covenants in this Agreement against Menon, and the Company’s breach of any term of this Agreement or any other obligation does not waive or release Menon from the restrictions contained in Section 3.

5.Remedies.

a.Menon acknowledges and agrees that the Company’s remedy at law for a breach or threatened breach of any of the provisions of Section 3 herein would be inadequate and the breach shall be per se deemed as causing irreparable harm to the Company. In recognition of this fact, in the event of a breach by Menon of any of the provisions of Section 3, Menon agrees that, in addition to any remedy at law available to the Company, including, but not limited to monetary damages, the Company, without posting any bond, shall be entitled to obtain, and Menon agrees not to oppose the Company’s request for equitable relief in the form of specific performance, temporary restraining order, temporary or permanent injunction or any other equitable remedy which may then be available to the Company.

b.In addition to other remedies described in this Agreement, if at any time Menon breaches Section 3, the Company may cease making those payments contemplated by Section 2(a) that remain unpaid and Menon shall promptly refund to the Company all amounts previously paid to Menon pursuant to Section 2.

c.Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach. The Company agrees to provide Menon with written notice of any alleged breach and, in the event Menon is unable to cure any alleged breach within seven (7) calendar days, the Company shall have all rights and remedies available to it with respect to the alleged breach.

d.Nothing herein contained shall be construed as prohibiting the Company from pursuing any other remedies available to it for such breach or threatened breach.

6.General Release. On the Effective Date, Menon shall execute and return to the Company a General Release in the form of Exhibit C attached hereto and incorporated herein by reference.

7.Indemnification Agreement. The Indemnification Agreement between the Company and Menon dated as of April 20, 2020, shall survive the entry of this Agreement and, pursuant to Section 17 of the Indemnification Agreement, the Indemnification Agreement shall continue in effect regardless of whether Indemnitee continues to serve as an officer of the Company or of any other enterprise at the Company’s request.

8. 8-K. Menon acknowledges the Company’s obligation to disclose his termination of employment by filing a Form 8-K with the SEC within such four-day period, and Menon agrees to such filing and disclosure. Furthermore, Menon acknowledges that the Company is required to file a copy of this Agreement with the SEC and make disclosure of its terms in accordance with the regulations of the SEC, and Menon agrees to such filing and disclosure.

9.Non-Disparagement. Except as otherwise required by law, (i) Menon shall not make, publish, or disseminate any derogatory statements or comments about the Company or any of its Affiliates, or any of their past or present officers, directors, employees, vendors, partners, suppliers or customers, or take any action which a reasonable person would expect would impair the good will, business reputation, or good name of any of them; and (ii) the Board of Directors and the Company’s Section 16 officers shall not make, publish, or disseminate any derogatory statements or comments about Menon, or take any action which a reasonable person would expect would impair his good will, business reputation, or good name.

10.Assumption of Agreement. The Company shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing to perform this Agreement. Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and, provided that Menon has complied with and is not in breach of his obligations under this Agreement, (i) Menon shall be entitled to immediate payment in an amount equal to the amounts that remain unpaid pursuant to Section 2(a). As used in this Section 10, “Company” shall mean the Company as herein above defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise; and the date on which any such succession becomes effective shall be deemed to be the date on which Menon shall receive the compensation and benefits described herein from the Company.

11.Waiver. Unless agreed in writing, the failure of either Party, at any time, to require performance by the other of any provisions hereunder shall not affect its right thereafter to enforce the same, nor shall a waiver by either Party of any breach of any provision hereof be taken or held to be a waiver of any other preceding or succeeding breach of any term or provision of this Agreement. No extension of time for the performance of any obligation or act shall be deemed to be an extension of time for the performance of any other obligation or act hereunder.

12.Mediation and Arbitration.

a.Mediation. Except as provided in Section 5, if there is any dispute or disagreement between the Parties as to the interpretation of any provision of, or the performance of obligations under, this Agreement or any other agreement entered into in connection herewith (a “Dispute”), then the Parties shall attempt in good faith to resolve their dispute through mediation (“Mediation”) in Sarasota County, Florida, before a single mediator selected by the Party asserting the claim, subject to the reasonable consent of the Party against whom the claim is asserted. The Company shall be represented at the Mediation by an officer of the Company with full authority to agree to the resolution of the dispute. Florida law shall be used for purposes of determining the obligations of the Parties and interpreting this Agreement at the Mediation. The mediator’s fees, and any costs and expenses of the mediator, shall be borne equally by the Company and Menon. All negotiations pursuant to this Section 12 shall be considered confidential settlement discussions, and neither Party may offer into evidence, mention or otherwise use statements made in connection with such negotiations in any subsequent alternative dispute resolution proceeding or litigation. If, after the thirtieth (30th) day after the above-referenced meeting to resolve the Dispute, either Menon or the Company believes that the Dispute cannot be resolved through negotiation, then such Party may submit the Dispute to arbitration under Section 12(b) by filing a request for arbitration with the American Arbitration Association, or such other nationally recognized alternative dispute resolution firm upon which Menon and the Company mutually agree in writing (the “ADR Firm”), and delivering a copy of such request for arbitration to the other.

b.Arbitration.

i.

Rules. Any Dispute that is not resolved by negotiation shall exclusively be resolved by binding arbitration administered by the ADR Firm under the Commercial Arbitration Rules of the ADR Firm in effect as of the date hereof (the “Arbitration Rules”), except to the extent otherwise expressly set forth in this Section 12. All proceedings related to such arbitration shall be held in Sarasota, Florida, unless the Parties otherwise agree in writing.

ii.

Arbitrators. The arbitration proceedings shall be conducted by a single arbitrator (the “Arbitrator”), whom shall be an attorney experienced in commercial disputes. If the Parties cannot agree upon the identity of the arbitrator within ten (10) business days after the date on which a request for arbitration is filed with the ADR Firm, then the arbitrator shall be selected by the ADR Firm in accordance with the Arbitration Rules. If the Parties disagree as to whether an arbitrator meets the criteria for arbitrators under this Section 12, then the ADR Firm shall determine whether such criteria are met.

iii.

Procedures; No Appeal. The Arbitrator shall allow such discovery as it determines appropriate under the circumstances and shall resolve the Dispute as expeditiously as practicable, and if reasonably practicable, within one hundred twenty (120) days after the selection of the Arbitrator. The Arbitrator shall give the Parties written notice of the decision, with the legal and factual reasons therefor set out, and shall have thirty (30) days thereafter to reconsider and modify such decision if any Party so requests within ten (10) days after the decision. Thereafter, the decision of the Arbitrator shall be final, binding and nonappealable with respect to all Parties, including Parties who failed or refused to participate in the arbitration process.

iv.

Entry of Judgment. Judgment upon the decision and award rendered by the Arbitrator may be entered in any court of competent jurisdiction. Each Party agrees to take or cause to be taken all actions necessary to implement the decision and award rendered by the ADR Firm.

v.	Confidentiality. All proceedings under this Section 12 and all evidence given or discovered pursuant hereto, shall be maintained in confidence by all Parties and by the ADR Firm.
vi.	Equitable Relief. The Company may, in its discretion, apply to a court of competent jurisdiction for equitable relief as contemplated by Section 5, including to enforce the provisions of Section 3.

c.Nothing in this Agreement is intended to prevent Menon from defending himself in a lawsuit brought against him.

13.Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision, or part thereof, of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable law, rule, public policy or court determination in any jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provision in any other jurisdiction, but this Agreement shall be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein. If any court determines that any provision of Section 3 hereof is unenforceable because of the duration or scope of such provision, such court shall have the power to reduce the scope or duration of such provision, as the case may be, and, in its reduced form, such provision shall then be enforceable.

14.Waiver of Jury Trial. AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES HERETO TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY HERETO EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY.

15.Notices. All notices, requests, consents, claims, demands, waivers and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered by hand, (b) when received by the addressee if sent by a nationally recognized overnight courier, (c) on the date sent by facsimile or e-mail of a PDF document (with confirmation of transmission) if sent during normal business hours of the recipient, and on the next business day if sent after normal business hours of the recipient, or (d) on the third day after the date mailed, by certified or registered mail, return receipt requested, postage prepaid. Such communications must be sent to the following addresses (or at such other address for a party as shall be specified in a notice given in accordance with this Section):

If to Menon:	Rajasekhar Menon
1112 64th Street NW
Bradenton, FL 34209

If to the Company:	Helios Technologies, Inc.
1500 West University Parkway
Sarasota, Florida 34243
Attention: Melanie Nealis, Esq.
Chief Legal and Compliance Officer

16.General Terms and Conditions. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, and all such counterparts together shall constitute one and the same agreement. Electronic or facsimile copies of this Agreement fully executed shall be deemed an original for all purposes, and the Parties waive the “best evidence” rule or any similar law or rule in any proceeding in which this Agreement shall be presented as evidence. This Agreement shall be governed by and construed in accordance with the internal laws of the State of Florida, without regard to its conflicts of laws provision. If any legal action or proceeding is commenced to enforce the terms, policies, representations or warranties herein, the prevailing Party shall be entitled to recover its attorneys’ fees and costs from the other Party. The U.S. District for the Middle District of Florida, or if such court lacks jurisdiction, the Twelfth Judicial Circuit (or its successor) in and for Sarasota County Florida, shall be the venue and exclusive proper forum in which to adjudicate any case or controversy arising either, directly or indirectly, under or in connection with this Agreement. This Agreement constitutes the entire understanding between the Parties with respect to the subject matter hereof. This Agreement may not be changed, altered, modified or amended except in writing signed by both Parties. Any termination of this Agreement shall not, however, affect the ongoing provisions of this Agreement which shall survive such termination in accordance with their terms.

17.Older Workers’ Benefit Protection Act Provisions. In accordance with the requirements of the Older Workers’ Benefits Protection Act, Menon expressly acknowledges the following:

a.Consideration. The consideration provided pursuant to this Agreement is in addition to any consideration that he would otherwise be entitled.

b.Independent Legal Counsel. Menon has been advised and encouraged to consult with an attorney before signing this Agreement. Menon acknowledges that if he desired to, Menon had an adequate opportunity to do so.

c.Consideration Period. Menon has 21 calendar days from the date the original Agreement was given to him, September 8, 2020, to consider this Agreement before signing it. The 21-day period expires on September 29, 2020. Menon may use as much or as little of this 21-day period as Menon wishes before signing. If Menon does not sign and return this Agreement within this 21-day period, it shall not become effective or enforceable and Menon shall not receive all of the benefits described in this Agreement.

d.Revocation Period and Effective Date. Menon has seven (7) calendar days after signing this Agreement to revoke it. To revoke this Agreement after signing it, Menon must deliver a written notice of revocation to the Company before the seven (7) day period expires. This Agreement shall not become effective until the eighth (8th) calendar day after Menon signs it (“Revocation Expiration Date”). If Menon revokes this Agreement, it shall not become effective or enforceable and Menon shall not receive the benefits described in this Agreement.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed as of the date and year first above written.

HELIOS TECHNOLOGIES, INC.

By:
RAJASEKHAR MENON	Josef Matosevic, President & Chief Executive Officer

EXHIBIT A

COMPENSATION AND BENEFITS

Provided that Menon submits his resignation as President of CVT as required by Section 1(a), and subject to the terms of this Agreement, including but not limited to the satisfaction of the requirements in Section 3 and following the revocation period set forth in Section 17(d), Menon shall be entitled to receive the following payments and benefits:

i.continuation of Menon’s annual base salary at the time of termination for the twelve (12) month period following the date of the Effective Date, payable bi-weekly according to the Company’s normal payroll cycle ($386,000 for 12 months), paid through September 24, 2021;

ii.the target value at the time of grant of the annual short-term incentive compensation award to Menon granted during the current fiscal year (2020 target at 50% of $386,000, awarded as if earned is $193,000), payable within fifteen (15) days following the expiration of the period in which Menon has the right to revoke the Release described in Section 6;

iii.a lump sum payment in the amount of Twenty Four Thousand Six One Hundred and Sixty Nine Dollars ($24,169), less applicable withholdings, payable within fifteen (15) days following the expiration of the period in which Menon has the right to revoke the Release described in Section 6; and

iv.vesting of the 5,418 Restricted Stock Units (RSUs) awarded pursuant to the Special Retention Restricted Stock Unit Agreement dated April 27, 2020 shall accelerate to one year from the Separation Date.

EXHIBIT B

EXECUTIVE OFFICER SEVERANCE AGREEMENT

THIS EXECUTIVE OFFICER SEVERANCE AGREEMENT (“Agreement”) made and entered into as of the ____ day of June, 2019, by and between HELIOS TECHNOLOGIES, INC., a Florida corporation, along with its affiliates and subsidiaries (together, the “Company”) and ____________________ (“Executive”).

W I T N E S S E TH:

WHEREAS, Executive is the ____________________ of ____________________; and

WHEREAS, the Company wishes to provide severance benefits to Executive in the event of an involuntary terminations of Executive’s employment, as specified herein;

NOW, THEREFORE, in consideration of the foregoing recitals and the agreements of the parties contained herein, the parties do hereby agree as follows:

1.Purpose and Intent.  The Board of Directors of the Company (the “Board”) desires to provide certain protections to the Executive in the event of an involuntary termination of his or her employment that does not occur in connection with a change in ownership or control of the Company.  Accordingly, the Board has determined that appropriate steps should be taken to enter into an agreement to provide such protections to the Executive.  This Agreement is not intended to alter materially the compensation and benefits that Executive could reasonably expect in the absence of an “Involuntary Termination of Employment” (as defined below in Section 4) and, accordingly, this Agreement, although taking effect upon the parties’ execution hereof, will be operative only upon an Involuntary Termination of Employment.

2.Term of Agreement.  This Agreement shall be effective upon the execution by the parties, and shall remain in effect until the date Executive’s employment by the Company is terminated; provided, however, that if Executive experiences an Involuntary Termination of Employment, the term shall continue in effect until all payments and benefits have been made or provided to Executive under this Agreement.

3.Eligibility for Severance.  Executive becomes eligible to receive Severance (as defined below in Section 5) under this Agreement upon an Involuntary Termination of Employment, provided that the Executive:

(a)performs all transition and other matters required of the Executive by the Company prior to Executive’s Involuntary Termination of Employment;

(b)returns to the Company any property of the Company which has come into the Executive’s possession;

(c)returns (and does not thereafter revoke), within sixty (60) days from receipt, a signed original general release in a form acceptable to the Company, in its sole and absolute discretion (the “Release”), under which the Executive, among other things, release and discharges the Company and its subsidiaries and affiliates from all claims and liabilities, including without limitation, claims under Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act of 1990, the Family and Medical Leave Act, the Equal Pay Act, ERISA, the Age Discrimination in Employment Act, the Civil Rights Act of 1991, Section 1981 of U.S.C. Title 42, the Sarbanes-Oxley Act of 2002, the Worker Adjustment and Retraining Notification Act of 1988, and the Older Workers’ Benefit Protection Act of 1990; and

(d)complies with the restrictive covenants set forth in any other agreement between the Company and Executive.  Executive shall forfeit, and repay if already paid by the Company, the Severance, if he or she violates any of these restrictive covenants.

4.Involuntary Termination.  For purposes of this Agreement, an Involuntary Termination of Employment shall be deemed to occur if:

(a)there has been an actual termination by the Company of Executive’s employment, other than (i) “For Cause” (as defined in Section 7 below), (ii) Executive’s death, (iii) on account of an accident or illness which renders Executive unable, for a period of at least six (6) consecutive months, to perform the essential functions of his or her job notwithstanding the provision of reasonable accommodation by the Company; or (iv) a Termination in Connection with a Change in Control, as defined in the Executive Continuity Agreement between Executive and Company dated June __, 2019.

(b)the Company reduces Executive’s salary (except in the case of a reduction of no more than ten percent (10%) that applies to all similarly-situated executives of the Company), reduces reward opportunities (which will be evaluated in light of the performance requirements therefor), reduces other compensation, deprives Executive of any material fringe benefit, a material diminution in Executive’s authority, duties, or responsibilities, a material diminution in the authority, duties, or responsibilities of the person to whom Executive is required to report, a material diminution in the budget over which Executive retains authority, or a relocation of Executive’s primary office more than seventy-five (75) miles from his or her then current office location, but not closer to his or her principal residence (each, a “Good Reason” event), without his or her prior express written approval; provided that the Executive must notify the Company of such event in writing within thirty (30) days of its occurrence, specifying the circumstance that the Executive claims constitutes Good Reason, at which time the Company will then have fifteen (15) days to cure such Good Reason event, and if the Company fails to do so, the Executive must provide a notice of termination within ten (10) days of the expiration of the fifteen-day cure period in order for his or her resignation to constitute a resignation for Good Reason and qualify under this subsection (b); or

(c)any material breach by the Company of any provision of this Agreement.

5.Compensation Upon an Involuntary Termination of Employment.

(a)Subject to the terms of this Agreement, including but not limited to the satisfaction of the requirements in Section 3, upon an Involuntary Termination of Employment during the term of this Agreement, Executive shall be entitled to receive the following payments and benefits:

(i)

continuation of Executive’s annual base salary at the time of termination for the twelve (12) month period following the date of the Involuntary Termination of Employment, payable according to the Company’s normal payroll cycle;

(ii)

the target value at the time of grant of the annual short-term incentive compensation award to the Executive, if any, granted during the current fiscal year or, if the Compensation Committee of the Board of Directors has not yet met to consider the annual short-term incentive compensation award to the Executive for the current fiscal year, then the target value at the time of grant of the annual short-term incentive compensation award to the Executive, if any, granted during the immediately preceding fiscal year, payable within fifteen (15) days following the expiration of the period in which the Executive has the right to revoke the Release described in Section 3(c); and

(iii)

continuing medical, dental, life, disability and hospitalization benefits as elected by the Executive under the Company’s employee benefit plans after termination pursuant to the Consolidated Omnibus Budget Reconciliation Act (“COBRA”), at Company expense, for Executive and his or her family as then in effect, for a period of twelve (12) months following the date of termination.

The employer contribution for COBRA coverage will not be provided to the Executive, however, to the extent that the Company reasonably determines that doing so would subject the Company to the excise tax under Section 4980D of the Code (as a result of discriminatory coverage under an insured health plan).  Except as required by law, under no circumstances shall the Company have the right to delay payment of any amounts due under this Agreement.

(b)Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any amounts earned or accrued through the date of termination or by any amounts to which Executive shall be entitled by law (nor shall payment hereunder be deemed in lieu of such amounts), by any retirement benefits after the date of termination, or otherwise.

(c)The treatment of any equity incentive awards that are held by Executive upon an Involuntary Termination of Employment shall be governed under the terms of the Company’s equity incentive plans and the award agreements under which such awards were granted. No awards shall be subject to accelerated vesting or exercisability as a result of an Involuntary Termination of Employment.

(d)Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to Executive or his or her estate or beneficiaries shall be subject to the withholding of such amounts, if any, relating to tax and other payroll deductions as the Company may reasonably determine it should withhold pursuant to applicable law or regulation.  In lieu of withholding such amounts, the Company may accept other provisions to the end that it has sufficient funds to pay all taxes required to be withheld in respect of any of such payments.

6.Tax Matters.

(a)	Section 409A of the Code.
(i)

Notwithstanding anything herein to the contrary, this Agreement is intended to be interpreted and applied so that the payments and benefits set forth herein shall either be exempt from the requirements of Section 409A of the Internal Revenue Code (the “Code”) or shall comply with the requirements of Section 409A of the Code, and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be exempt from or in compliance with Section 409A of the Code. Notwithstanding anything in this Agreement or elsewhere to the contrary, a termination of employment of Executive shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits that constitute “non-qualified deferred compensation” within the meaning of Code Section 409A upon or following a termination of Executive’s employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this Agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service” and the date of such separation from service shall be the date of an Involuntary Termination of Employment for purposes of any such payment or benefits.

(ii)

To the extent that the Company determines that any provision of this Agreement would cause Executive to incur any additional tax or interest under Section 409A of the Code, the Company shall be entitled to reform such provision to attempt to comply with or be exempt from Section 409A of the Code through good faith modifications. To the extent that any provision hereof is modified in order to comply with Section 409A of the Code, such modification shall be made in good faith and shall, to the maximum extent reasonably possible, maintain the original intent and economic benefit to the Executive and the Company without violating the provisions of Section 409A of the Code.

(iii)

Notwithstanding any provision in this Agreement or elsewhere to the contrary, if on the date of Executive’s termination of employment with the Company  Executive is deemed to be a “specified employee” within the meaning of Section 409A of the Code, any payments or benefits due upon a termination of Executive’s employment under any arrangement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code (whether under this Agreement, any other plan, program, payroll practice or any equity grant) and which do not otherwise qualify under the exemptions under Treas. Reg. § 1.409A-1 (including without limitation, the short-term deferral exemption and the permitted payments under Treas. Reg. § 1.409A-1(b)(9)(iii)(A)), shall be delayed and paid or provided to Executive in a lump sum (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) on the earlier of (i) the date which is six (6) months and one (1) day after the Executive’s “separation from service” (as such term is defined in Section 409A of the Code) for any reason other than death, and (ii) the date of Executive’s death, and any remaining payments and benefits shall be paid or provided in accordance with the normal payment dates specified for such payment or benefit.
(iv)

For purposes of the application of Treas. Reg. § 1.409A-1(b)(4) (or any successor provision), each payment under this Agreement to Executive (including any installment payments) shall be deemed a separate payment.

(v)

In no event may Executive, directly or indirectly, designate the calendar year of any payment to be made under this Agreement or otherwise which constitutes a “deferral of compensation” within the meaning of Section 409A of the Code. If the period for signing and returning or revoking the Release designated by the Company extends into a later taxable year, any payments that are subject to Code Section 409A and contingent upon the Release will be made (or begin) in the later taxable year.

(vi)

With respect to any expense, reimbursement or in-kind benefit provided pursuant to this Agreement that constitutes a “deferral of compensation” within the meaning of Section 409A of the Code, (a) the expenses eligible for reimbursement or in-kind benefits provided to Executive must be incurred during the Executive’s employment with the Company or the term of this Agreement (or applicable survival period), (b) the amount of expenses eligible for reimbursement or in-kind benefits provided to the Executive during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Executive in any other calendar year, (c) the reimbursements for expenses for which Executive is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (d) the right to payment or reimbursement or in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.

(b)Section 280G of the Code. If any payments or benefits otherwise payable to the Executive under this Agreement are determined to be in connection with a change in ownership or control (as defined in Treasury Regulation Section 1.280G-1) and would, when combined with any other payments or benefits the Executive becomes entitled to receive that are contingent on the same change in ownership or control (such payments and benefits to be referred to as “Parachute Payments”) would: (i) constitute a “parachute payment” within the meaning of Section 280G of the Code; and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the “Excise Tax”), then the payments and benefits payable to the Executive under this Agreement shall be reduced to the largest amount which can be paid to Executive without triggering the Excise Tax, but only if and to the extent that such reduction would result in Executive retaining larger aggregate after-tax payments (the “Reduced Amount”). Any determination of the Excise Tax or the Reduced Amount required under this Section 6(b) shall be made in writing by the Company’s independent public accountants, whose determination shall be conclusive and binding upon the Company and the Executive for all purposes.  For purposes of making the calculations required by this Section 6(b), the accountants may make reasonable assumptions and approximations concerning applicable taxes and may rely on reasonable, good faith interpretations concerning the application of Sections 280G and 4999 of the Code.  The Company and the Executive shall furnish such information and documents as the accountants may reasonably request in order to make a determination under this Section 6(b). The Company shall bear all costs the accountants may reasonably incur in connection with any calculations contemplated by this Section 6(b).

7.Definition of “For Cause”.  The termination of Executive’s employment by the Company shall be deemed “For Cause” if it results from (a) the commission of an act of fraud, embezzlement, theft or proven dishonesty, or any other illegal act or practice (whether or not resulting in criminal prosecution or conviction), including theft or destruction of property of the Company, or any other act or practice which the Board of Directors of the Company (the “Board”) shall, in good faith, deem to have resulted in the recipient’s becoming unbondable under the Company’s fidelity bond; (b) the willful engaging in misconduct which is deemed by the Board, in good faith, to be materially injurious to the Company, monetarily or otherwise, including, but not limited to, improperly disclosing trade secrets or other confidential or sensitive business information and data about the Company and competing with the Company, or soliciting employees, consultants or customers of the Company in violation of law or any employment or other agreement to which the recipient is a party; (c) the continued failure or habitual neglect by the Executive to perform his or her duties with the Company; or (d) other disregard of the Company’s Bylaws, Code of Business Conduct and Ethics, or other rules or policies of the Company or any subsidiary, or conduct evidencing willful or wanton disregard of the interests of the Company. For purposes of this Agreement, no act or failure to act by the recipient shall be deemed “willful” unless done or omitted to be done by the Executive not in good faith and without reasonable belief that the Executive’s action or omission was in the best interest of the Company. Notwithstanding the foregoing, if Executive has entered into an employment agreement that is binding as of the date of such event, and if such employment agreement defines “Cause,” then the definition of “Cause” in such agreement shall apply. The determination of whether the Executive has engaged in an act that constitutes Cause shall be made by the Board, which prior to making such determination shall provide written notice of the event of Cause to the Executive and allow the Executive a reasonable opportunity to cure such event.

8.Miscellaneous.

(a) Intent.  This Agreement is made by the Company in order to induce Executive to remain in the Company’s employ, with the Company’s acknowledgment and intent that it will be relied upon by Executive, and in consideration of the services to be performed by Executive from time to time hereafter.  However, this Agreement is not an agreement to employ Executive for any period of time or at all.  This Agreement is intended only as an agreement to provide Executive with specified compensation and benefits if there is an Involuntary Termination of Employment.

(b) Governing Law.  This Agreement shall be governed by and construed and interpreted in accordance with the laws of the State of Florida.  Any action brought by a party to this Agreement shall be brought and maintained in a court of competent jurisdiction in Sarasota County, Florida.

(c) Assumption of Agreement.  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree in writing to perform this Agreement.  Failure of the Company to obtain such assumption and agreement prior to the effectiveness of any such succession shall be a breach of this Agreement and shall require the Company to pay to Executive compensation from the Company in the same amount and on the same terms as Executive would be entitled hereunder in the event of an Involuntary Termination of Employment, except that for purposes of implementing the foregoing, the date on which any such succession becomes effective shall be deemed to be the date on which Executive shall receive such compensation from the Company.  As used in this Agreement, “Company” shall mean the Company as herein above defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

(d) Successors and Assigns.  This Agreement shall inure to the benefit of, and be enforceable by, Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.  If Executive should die while any amount would still be payable to Executive hereunder if Executive had continued to live, all such amounts, shall be paid in accordance with the terms of this Agreement to Executive’s devisee, legatee or other designee or, if there is no such designee, to Executive’s estate.

(e) Notices.  Except as otherwise expressly provided herein, any notice, demand or payment required or permitted to be given or paid shall be deemed duly given or paid only if personally delivered or sent by United States mail and shall be deemed to have been given when personally delivered or three (3) days after having been deposited in the United States mail, certified mail, return receipt requested, properly addressed with postage prepaid.  All notices or demands shall be effective only if given in writing.  For the purpose hereof, the addresses of the parties hereto (until notice of a change thereof is given as provided in this Section 8(e), shall be as follows:

The Company:	Melanie M. Nealis, Esq. Chief Legal & Compliance Officer Helios Technologies, Inc. 1500 W. University Parkway Sarasota, FL 34243
Executive:	[address]

(f) Severability.  In the event any provision in this Agreement shall be invalid, illegal or unenforceable, such provision shall be severed from the rest of this Agreement and the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby.

(g) Entirety.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes any prior or contemporaneous agreement or understandings relating to the subject matter hereof.

(h) Non-Exclusivity of Rights.  Nothing in this Agreement shall prevent or limit Executive’s continuing or future participation in any benefit, bonus, incentive or other plan or program provided by the Company (except for any severance or termination policies, plans, programs or practices) and for which Executive may qualify, nor shall anything in this Agreement limit or reduce such rights as Executive may qualify, nor shall anything in this Agreement limit or reduce such rights as Executive may have under any other agreements with the Company (except for any severance or termination agreement).  In the event Executive qualifies for severance benefits under another policy, program or by local law/statute, such severance shall offset (and not paid in addition to) any amounts or benefits due herein. Amounts that are vested benefits or that Executive is otherwise entitled to receive under any plan or program of the Company shall be payable in accordance with such plan or program, except as explicitly modified by this Agreement.

(i) Amendment.  This Agreement may be amended only by a written instrument signed by the Company and Executive, which makes specific reference to this Agreement.

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written.

HELIOS TECHNOLOGIES, INC.	EXECUTIVE

By:
Josef Matosevic
President and Chief Executive Officer

EXHIBIT C

GENERAL RELEASE

In consideration of the payments made and to be made to Menon under the Separation Agreement dated as of September 9, 2020 (the “Separation Agreement”), and the mutual promises contained in that Agreement, Menon, individually, and on behalf of, as applicable, Menon’s current, former, and successor agents, representatives, guardians, heirs, assigns, successors, executors, administrators and insurers does hereby irrevocably release, acquit, and discharge HELIOS TECHNOLOGIES, INC. (the “Company”) and the Other Released Parties (as defined below), from any and all Claims and Controversies (as defined below); provided, however, that this Release will not limit or release (i) Menon’s rights under this Separation Agreement or Menon’s rights under the Executive Officer Severance Agreement dated June 14, 2019 that survive the Effective Date, (ii) Menon’s rights to indemnification from any Other Released Party in respect of his services as an officer or employee of any Other Released Party (or of any entity for which Menon has served in any such capacity or a similar capacity at the request of the Company) as provided by law, that certain Indemnification Agreement dated as of April 20, 2020, by and between the Company and Menon (the "Indemnification Agreement"), the certificates of incorporation or bylaws (or like constitutive documents) of any Other Released Party or Menon’s rights to payment under any director's and officer's liability insurance carried by the Company or the Other Released Parties from time to time, (iii) Menon’s rights under the Restricted Stock Unit Agreement dated April 1, 2019, the Restricted Stock Unit and Stock Option Agreement dated February 28, 2020, and Special Retention Restricted Stock Unit Agreement dated April 27, 2020 (collectively the “RSU Agreements”), any incentive, savings, stock option, equity-based, profit sharing and retirement plans, practices, policies and programs in which Menon participated prior to the Effective Date (collectively, "Investment Plans") or any agreement entered into in order to evidence rights granted pursuant to an Investment Plan, (iv) Menon’s entitlement, if any, to continued medical and dental insurance coverage under and pursuant to COBRA, or (v) any rights of Menon under any welfare benefit plan, practice or program provided by the Company (including medical, prescription, dental, short-term and long-term disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) in which Menon participated prior to the Effective Date.

1)Certain Definitions.

a)“Other Released Parties” means the Company and its Affiliates, each of their respective predecessors and successors, and each of their past, present and future employees, officers, directors, shareholders, trustees, owners, partners, members, representatives, administrators, assigns, attorneys, agents, insurers, employee benefit programs (and the trustees, administrators, fiduciaries, and insurers of such programs).

b)“Claims and Controversies” means any and all claims, debts, damages, demands, liabilities, benefits, suits in equity, complaints, grievances, obligations, promises, agreements, rights, controversies, costs, losses, remedies, attorneys’ fees and expenses, back pay, front pay, severance pay, percentage recovery, injunctive relief, lost profits, emotional distress, mental anguish, personal injuries, liquidated damages, punitive damages, disability benefits, interest, expert fees and expenses, reinstatement, other compensation, suits, appeals, actions, and causes of action, of whatever kind or character, including without limitation, any dispute, claim, charge, or cause of action arising under the Civil Rights Act of 1964, Title VII (including the Civil Rights Act of 1991 and the Pregnancy Discrimination Act of 1979), the Civil Rights Act of 1866, 42 U.S.C. §§ 1981, the Equal Pay Act of 1963, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, the Rehabilitation Act of 1973, the Employee Retirement Income Security Act, the Consolidated Budget and Reconciliation Act of 1985, the Fair Labor Standards Act, the Family and Medical Leave Act, the Labor Management Relations Act, the Employee Polygraph Protection Act, the Racketeer Influenced and Corrupt Organizations Act, the Occupational Safety and Health Act, the Electronic Communications Privacy Act, the Uniform Services Employment and Re-Employment Rights Act, the Sarbanes-Oxley Act, the Florida Civil Rights Act, the Genetic Information Non-Discrimination Act, Florida’s Minimum Wage Act, all other applicable state and federal fair employment laws, state and federal equal employment opportunity laws, and state and federal labor statutes and regulations, and all other constitutional, federal, state, local, and municipal law claims, whether statutory, regulatory, or common law, other breach of express or implied contract, wrongful discharge in violation of public policy, breach of covenant of good faith and fair dealing, promissory estoppel, quantum meruit, fraud, fraud in the inducement, fraud in the factum, statutory fraud, negligent misrepresentation, defamation, libel, slander, slander per se, retaliation, tortuous interference with prospective contract, tortuous interference with business relationship, tortuous interference with contract, invasion of privacy, intentional infliction of emotional distress, and any other common law theory of recovery, whether legal or equitable, negligent or intentional), or otherwise, whether known or unknown to Menon or the Company, foreseen or unforeseen, fixed or contingent, liquidated or unliquidated, directly or indirectly arising out of or relating to any and all disputes now existing between Menon on the one hand, and the Company or the Other Released Parties on the other hand, whether related to or in any way growing out of, resulting from or to result from Menon’s employment with and/or termination from the Company, for or because of any matter or thing done, omitted, or allowed to be done by the Company or the Other Released Parties, as applicable, for any incidents, including those past and present, which existed or may have existed at any time prior to and/or contemporaneously with the execution of this Release, including all past, present, and future damages, injuries, costs, expenses, attorney’s fees, other fees, effects and results in any way related to or connected with such incidents.

c)Other capitalized terms contained herein that are not defined herein shall have the meaning assigned to them in the Separation Agreement.

2)          Menon understands that Menon is releasing Claims and Controversies of which Menon may not be aware. This is Menon’s knowing and voluntary intent, even though Menon recognizes that someday Menon might learn that some or all of the facts that Menon currently believes to be true are untrue and even though Menon might then regret having signed this Release. Nevertheless, Menon is assuming that risk and Menon agrees that this Release shall remain effective in all respects in any such case. It is further understood and agreed that Menon is waiving all rights under any statute or common law principle which otherwise limits application of a general release to claims which the releasing party does not know or suspect to exist in his favor at the time of signing the release which, if known by him, would have materially affected his settlement with the Person being released and Menon understands the significance of doing so.

3)Menon warrants that he has not filed any complaints, charges or claims for relief against the Company with any local, state or federal court or administrative agency that are currently outstanding. Menon further agrees and covenants not to sue, or to bring any claims or charges against, the Company with respect to any matter arising at the time of Menon’s execution of this Agreement or covered by the release set forth above, and not to assert against the Company in any action, suit, litigation or proceeding any matter arising before Menon’s execution of this Agreement or covered by the release set forth above.

Nothing in this Agreement (i) limits or affects Menon’s right to challenge the validity of this Agreement; (ii) prevents or precludes Menon from filing a charge or complaint with or from participating in an investigation or proceeding conducted by the EEOC, the National Labor Relations Board, the Securities and Exchange Commission, or any other federal, state or local agency charged with the enforcement of any laws, including providing documents or other information; or (iii) prevents Employee from exercising his or her rights under Section 7 of the National Labor Relations Act (“NLRA”) to engage in protected, concerted activity with other employees, although by signing this Agreement Menon waives any right to recover any individual relief (including back pay, front pay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Menon or on his or her behalf by any third party, either individually, or as part of any class or collective action, except for any right Menon may have to receive a payment from a government agency (and not the Company) for information provided to the government agency.

4)Participation in Litigation, Governmental Proceedings and Protected Activity. No provision of this Agreement shall be construed or enforced in a manner that would prevent Menon from testifying fully and truthfully under oath in any court, arbitration, governmental or administrative agency proceeding, or from providing complete and truthful information in the course of any government investigation. No provision of this Agreement shall be construed or enforced in a manner that would interfere with Menon’s rights under the NLRA to discuss or comment on terms and conditions of employment.

5)Menon agrees that he has been paid and/or has received from the Company all compensation, wages, bonuses, commissions, leave (paid or unpaid) and/or benefits to which he may be entitled and that no other compensation, wages, bonuses, commissions, leave (paid or unpaid) and/or benefits are or shall be due to him, except as provided for in the Separation Agreement. Menon furthermore affirms that he has no known workplace injuries or occupational disease and has been provided and/or has not been denied any leave requested under the Family Medical Leave Act.

Date: September__,2020
RAJASEKHAR MENON